Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee	Caren Bell
	(212) 548-1570/1812	(212) 548-1823

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS

FIRST QUARTER FISCAL 2005 RESULTS

HONG KONG, August 4, 2004 – Tommy Hilfiger Corporation (NYSE:TOM) today reported its results for the first quarter of fiscal year ending March 31, 2005, and reiterated its previously announced expectations for this fiscal year.

Net revenue for the first quarter of fiscal 2005 was $328.6 million compared to $367.2 million in the first quarter of fiscal 2004. For the first quarter of fiscal 2005, the Company incurred a net loss of $7.6 million or $0.08 per share, compared to net income of $9.8 million or $0.11 per share before special items in the prior-year period. The prior year period included the benefit of a change in accounting estimate, which increased pre-tax income by approximately $9 million, or $0.06 per share.

The Company believes that results before special items provide a more meaningful comparison of its ongoing results of operations. The Company incurred no special items in the first quarter of fiscal 2005. In the first quarter of fiscal 2004, the Company recorded income of $11.0 million on a pre-tax basis, or $0.08 per share, as a special item related to the settlement of its trademark counterfeiting and infringement litigation against Goody’s Family Clothing, Inc. After taking this special item into account, and in accordance with generally accepted accounting principles (“GAAP”), the Company reported net income for the first quarter of fiscal 2004 of $17.0 million or $0.19 per share.

There were 91.3 million average shares and share equivalents outstanding during the quarter compared to 90.7 million last year.

David F. Dyer, President and Chief Executive Officer, commented, “While we reported a loss for the quarter, our results were in line with our expectations and, in fact, due to the timing of shipments, slightly better than we previously forecast. We have kicked off fiscal year 2005 with a strong focus on executing on our strategies to return the Company to long-term growth. This includes capitalizing on the excellent potential of Tommy Hilfiger Europe, where we continue to see strong revenue growth even in this seasonally low quarter, while taking the necessary actions

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 Fax: 2371 2928

to revitalize our U.S. wholesale operations. We have made strategic investments in upgrading and refining our product assortments across all of our divisions and look forward to meeting with our retailer partners as we initiate our Spring markets beginning this month.

“In the Retail segment, we are proceeding with our program of store openings and expansions, which we expect will make a healthy contribution to fiscal 2005 performance. In licensing, we continue to collaborate with our partners to take advantage of new opportunities, including some associated with our recently launched H line, while gearing up for the launch of our True Star fragrance later this month with Beyonce Knowles as spokeswoman,” Mr. Dyer said.

Tommy Hilfiger Europe achieved a 45.1% increase in revenue for the first quarter of 2005 to $53.4 million from $36.8 million in the year-ago period. This increase included approximately $3.0 million resulting from translation of the stronger euro in fiscal 2005.

In the Company’s Wholesale segment, revenue for the first quarter of fiscal 2005 declined 20.3% to $210.5 million from $264.0 million in the prior-year period. Within the Wholesale segment, revenue in the men’s component decreased 16.3% from last year to $85.5 million, while the women’s component posted revenue of $97.3 million in the first quarter of fiscal 2005, down 11.3%. Revenue in the children’s component declined by 46.9% from last year to $27.7 million. In each component, increases in Tommy Hilfiger Europe were offset by declines in the U.S.

In the Company’s Retail segment, revenue for the first quarter of fiscal 2005 increased 15.5% to $103.3 million from $89.4 million in the prior year’s quarter, due to store openings and expansions since July 1, 2003. The Company has opened 28 new stores worldwide and closed four stores since July 1, 2003, including 14 new stores opened worldwide during the first quarter of fiscal 2005. Comparable store sales at the Company’s U.S. outlet stores, the Company’s largest retail division, declined by a low single digit percent for the quarter. The 23 U.S. specialty stores closed since March 31, 2003 generated revenue of $1.8 million and operating losses of $2.0 million during the first fiscal quarter of 2004, the elimination of which benefited the comparative results for the first fiscal quarter of 2005. As of June 30, 2004, the Company’s worldwide store count was 181, including 146 outlet stores and 35 specialty stores, compared to 157 stores a year earlier, which was comprised of 122 outlet stores and 35 specialty stores.

Licensing segment revenue increased 8.0% to $14.9 million in the quarter ended June 30, 2004 from $13.8 million in the comparable prior year’s quarter due to contributions from the Company’s international licenses.

Reconciliations

Following are reconciliations of income and earnings per share before special items to net income and earnings per share computed in accordance with GAAP for the three-month periods ended June 30, 2004 and June 30, 2003.

For Three Months Ended June 30, 2004 and June 30, 2003

($ in millions, except per share data)

	Net Income (Loss)		Earnings (Loss) Per Share
	Three Months Ended		Three Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Earnings (loss) before special items	$(7.6)	$9.8	$(0.08)	$0.11
Favorable litigation settlement	—	7.2	—	0.08

Earnings (loss) under GAAP	$(7.6)	$17.0	$(0.08)	$0.19

Balance Sheet Highlights

The Company had cash, cash equivalents and short-term investments totaling $467.7 million at June 30, 2004, an increase of $173.0 million from June 30, 2003. Total indebtedness was $350.6 million, a reduction of $20.7 million from a year earlier. Inventories totaled $239.6 million at June 30, 2004, compared to $270.4 million a year ago, with wholesale inventory at $153.1 million at June 30, 2004 versus $191.9 million a year earlier. The reduction in inventory primarily reflects the Company’s efforts to lower inventories in its U.S. wholesale divisions, in line with expected revenue trends. Retail inventories increased 10.2% to $86.5 million at June 30, 2004, compared to $78.5 million a year ago, principally to support a net of 24 new stores opened since July 1, 2003.

Fiscal Year 2005 Forecast Reiterated

As previously announced on June 9, 2004, the Company expects full year fiscal 2005 revenue to decline from that of fiscal 2004 in the high single digit percentage range. Also consistent with that announcement, the Company continues to expect earnings per share for the full year fiscal 2005 to decline in the mid-teen percentage range from fiscal 2004 earnings per share, excluding special items in each case.

In the Wholesale segment, revenue is forecast to be lower for fiscal year 2005 in the mid-teen percentage range, reflecting contraction in the U.S. by approximately 25%, partially offset by double-digit growth in Europe.

Within the Wholesale segment, menswear is expected to decline in the high-teen percentage range for full year fiscal 2005 from $571.7 million in fiscal year 2004. Womenswear is expected to decline in the mid-single digit percentage range from $572.2 million in fiscal 2004, due principally to market factors affecting the U.S. Juniors Jeans division. Childrenswear is expected to decline by approximately 40% from $243.7 million in fiscal 2004, due entirely to declines in U.S. orders.

In the Retail segment, revenue is projected to grow in the mid-teen percentage range in fiscal 2005 from $425.7 million in fiscal 2004, mainly due to revenue from new store openings in

Europe, Canada and the U.S. The Company anticipates opening approximately 25 outlet stores and six specialty stores worldwide in fiscal 2005, including those stores opened in the first quarter.

Licensing segment revenue is expected to be slightly higher than the $62.5 million reported for fiscal 2004, with higher international royalties and commissions offset by lower royalty income from U.S. licenses.

The Company is planning capital expenditures for fiscal 2005 of approximately $70 million in support of its retail store program, ongoing worldwide facilities improvements, and selected expansion and maintenance of its in-store shops and fixtured areas program. The Company is currently pursuing certain opportunities to consolidate and enhance its facilities, which could result in non-recurring charges of approximately $4 million before taxes, or $0.03 per share in the remainder of fiscal 2005. In addition, such transactions could require additional capital expenditures of between $10 and $15 million in fiscal 2005.

Risks and Safe Harbor Statement

As disclosed in its annual report on Form 10-K for the fiscal year ended March 31, 2004, the Company is a tax resident of Barbados and therefore is entitled to the benefits of an income tax treaty between Barbados and the United States. In July 2004, the United States and Barbados signed a protocol to the treaty, which is now subject to the approval of the U.S. Senate and the government of Barbados. Approvals are not assured and their timing is uncertain. If the protocol is approved in its current form, it would eliminate the benefits that the Company is entitled to under the treaty, which would materially increase the Company’s future tax payments and reduce its net income and cash flow. If the protocol were to become effective as of January 1, 2005, the Company estimates that its net income for the fiscal year ending March 31, 2005 would be reduced by approximately $3.0 million, or $0.03 per share.

Statements made by the Company that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel; the financial strength of the retail industry generally and the Company’s customers, distributors, licensees and franchisees in particular; changes in trends in the market segments and geographic areas in which the Company competes; the level of demand for the Company’s products; actions by our major customers or existing or new competitors; the effect of the Company’s strategy to reduce U.S. distribution in order to bring supply and demand into balance; changes in currency and interest rates; changes in applicable tax laws, regulations and treaties (including the U.S./Barbados treaty) and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products; the effects of any consolidation of the Company’s facilities, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Information

As previously announced, the Company will be hosting a conference call today at 10:30 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://phx.corporate-ir.net/playerlink.zhtml?c=98332&s=wm&e=918159. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Thursday, August 12, 2004.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear, jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

—Tables Follow—

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2004	2003
NET REVENUE	$328.6	$367.2
COST OF GOODS SOLD	183.4	198.7

GROSS PROFIT	145.2	168.5
DEPRECIATION AND AMORTIZATION	16.3	19.1
SPECIAL ITEMS	—	(11.0)
OTHER SG&A EXPENSES	132.2	129.4

TOTAL SG&A EXPENSES	148.5	137.5

INCOME (LOSS) FROM OPERATIONS	(3.3)	31.0

INTEREST EXPENSE, NET	6.0	7.5

INCOME (LOSS) BEFORE TAXES	(9.3)	23.5

INCOME TAXES	(1.7)	6.5

NET INCOME (LOSS)	(7.6)	17.0

EARNINGS (LOSS) PER SHARE - BASIC

NET INCOME (LOSS)	$(0.08)	$0.19

WEIGHTED AVERAGE SHARES OUTSTANDING	91.3	90.6

EARNINGS (LOSS) PER SHARE - DILUTED

NET INCOME (LOSS)	$(0.08)	$0.19

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	91.3	90.7

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2004	June 30, 2003	March 31, 2004
CASH AND CASH EQUIVALENTS	$436.6	$273.9	$414.5
SHORT-TERM INVESTMENTS	31.1	20.8	27.5
ACCOUNTS RECEIVABLE	73.0	92.9	188.5
INVENTORIES	239.6	270.4	206.3
WORKING CAPITAL	692.7	531.3	689.0
PROPERTY AND EQUIPMENT, NET	226.2	244.3	233.0
INTANGIBLE AND OTHER ASSETS	888.3	876.4	890.7
TOTAL ASSETS	1,991.4	1,865.2	2,053.4
CURRENT PORTION OF LONG-TERM DEBT	0.5	0.4	0.7
SHORT - TERM BORROWINGS	—	20.4	—
OTHER CURRENT LIABILITIES	183.7	192.4	239.9
LONG TERM DEBT	350.1	350.5	350.1
DEFERRED TAX AND OTHER LIABILITIES	236.5	224.1	236.3
TOTAL LIABILITIES	770.8	787.8	827.0
SHAREHOLDERS’ EQUITY	1,220.6	1,077.4	1,226.4